As filed with the Securities and Exchange Commission on June 16, 2025

Registration No. 333-283591

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Scienture Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	5122	46-3673928
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6308 Benjamin Rd, Suite 708

Tampa, Florida 33634

(800) 261-0281

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Narasimhan Mani

Co-Chief Executive Officer and President

Scienture Holdings, Inc.

6308 Benjamin Rd, Suite 708

Tampa, Florida 33634

(800) 261-0281

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kate L. Bechen
Louis D. Kern
Dykema Gossett PLLC
111 E Kilbourn Ave, Suite 1050

Milwaukee, Wisconsin 53202

(414) 488-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Scienture Holdings, Inc., a Delaware corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-283591) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on December 3, 2024, amended on January 14, 2025, January 30, 2025, and February 6, 2025, and declared effective on February 14, 2025 (the “Registration Statement”), to deregister any and all securities of the Registrant registered but unsold or otherwise unissued under the Registration Statement as of the date of this Amendment.

The Registration Statement registered the future resale of up to 4,300,000 shares of our common stock, par value $0.0001 per share (our “Common Stock”), held by Arena Finance Markets, LP (“Arena Finance”), Arena Special Opportunities Partners III, LP (together with Arena Finance, the “Arena Investors”), and Arena Business Solutions Global SPC II, Ltd (“Arena Global” and, together with the Arena Investors, the “Selling Stockholders”) pursuant to a purchase agreement dated November 25, 2024, with Arena Global (the “ELOC Purchase Agreement”) and a securities purchase agreement dated November 22, 2024, with the Arena Investors (the “Securities Purchase Agreement”). Specifically, after giving effect to a prospectus supplement filed by the Registrant with the Commission on April 24, 2025, the Registration Statement registered the resale of:

●	2,800,000 shares of our Common Stock issuable upon our direction to Arena Global from time to time upon the satisfaction of certain terms and conditions described in the ELOC Purchase Agreement (the “ELOC Shares”);
●	70,000 shares of our Common Stock as an initial commitment fee upon the execution of the ELOC Purchase Agreement (the “Initial Commitment Fee Shares”);
●	up to 1,375,000 shares of our Common Stock issuable to Arena Global as an additional commitment fee pursuant to the ELOC Purchase Agreement (the “Additional Commitment Fee Shares”); and
●	55,000 shares of our Common Stock issued to the Arena Investors as a commitment fee upon the execution of the Securities Purchase Agreement (the “SPA Commitment Fee Shares”).

The Company is filing this Amendment to the Registration Statement to deregister 310,488 unsold Additional Commitment Fee Shares. As of the date of this Amendment, the Registrant has (i) fulfilled its obligations with respect to the issuance of Additional Commitment Fee Shares pursuant to the ELOC Purchase Agreement and (ii) issued all ELOC Shares, Initial Commitment Fee Shares, and SPA Commitment Fee Shares. Accordingly, all offerings of the Registrant’s securities pursuant to the Registration Statement have been terminated. Therefore, the Registrant hereby terminates the effectiveness of the Registration Statement in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities being registered which remain unsold at the termination of the offering. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, Florida, on the June 16, 2025.

SCIENTURE HOLDINGS, INC.

By:	/s/ Narasimhan Mani
Narasimhan Mani
Co-Chief Executive Officer and President

No other person is required to sign this Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.